Contact: Tom Ferrall
                                                            (412) 433-6899
                                                            John Armstrong
                                                            (412) 433-6792


FOR IMMEDIATE RELEASE

                U. S. STEEL DEVELOPING PLAN FOR SIGNIFICANT
            CONSOLIDATION IN DOMESTIC INTEGRATED STEEL INDUSTRY

         PITTSBURGH, Dec. 4 - United States Steel LLC (NYSE: X) confirmed today that it is developing a comprehensive plan for significant consolidation in the domestic integrated steel industry. To be successful, the plan must address the barriers to consolidation that now exist and requires the participation of the U.S. government, the United Steelworkers of America (USWA) and domestic steel companies and their stakeholders.

         The plan involves several key elements. First, it requires the implementation of President Bush's three-part program, announced June 5, 2001, to address the excessive imports of steel that have been depressing markets in the United States. A critical part of the President's program is a strong remedy under Section 201 of the Trade Act of 1974 (Section 201). Second, it calls for the creation of a government-sponsored program that would provide relief from the industry's retiree legacy cost burden - primarily pension and retiree health care costs - thereby removing the most significant barrier to consolidation of a highly fragmented industry. Third, it requires a progressive new labor agreement that would provide for meaningful reductions in operating costs.

         USX Corporation Board Chairman Thomas J. Usher said, "U. S. Steel believes that consolidation of the industry under the right circumstances will be a positive step toward restoring the health of this vital part of the American economy. We are willing to participate in such a process, but only to the extent that it is beneficial to U. S. Steel's customers, shareholders, creditors and employees."

         He noted that U. S. Steel is a strong enterprise with the flexibility and resources to continue to pursue its business strategy while considering such consolidation opportunities.

         President Bush's program includes negotiations with foreign governments seeking near-term elimination of inefficient, excess steel production capacity throughout the world; negotiations with foreign governments to establish rules that would govern steel trade in the future and eliminate subsidies; and import relief under Section 201.

         Mr. Usher commented, "We believe that for the President's program to succeed, the industry must consolidate. This cannot occur as long as the domestic industry continues to bear the burden of retiree legacy costs on its own. Discussions in Washington concerning a legacy cost relief program are continuing, and we are optimistic that the President's program, including a strong Section 201 remedy, will be successful. In Europe and Asia, larger consolidated steel companies are also emerging, with substantial government involvement in each case. In order to be competitive globally, we need similar government support for our initiative."

         Mr. Usher also noted that he has held preliminary discussions concerning the consolidation plan with executives of other integrated steel companies and the leadership of the USWA who are generally supportive of the concepts of consolidation.

         Mr. Usher said, "Our vision is to develop a growth oriented, world competitive steel company with a global reach that provides competitive returns to shareholders, a safe and sustainable workplace for our employees and attains investment grade credit ratings while assuring the long-term availability of quality products and service to the many vital industries that consume steel."

         Completion of the consolidation plan described above is subject to numerous conditions, some of which are described above. Many of these conditions depend upon actions by other parties, such as the federal government. There is no assurance that any consolidation will occur, nor any specificity concerning the terms upon which it might occur. Financial performance and results in the steel industry, including the results of United States Steel if any consolidation occurs, will be influenced by many factors. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, USX has included in Form 10-K for the year ended December 31, 2000, as amended in Forms 10-K/A, and in subsequent Forms 10-Q and Forms 8-K, cautionary statements identifying important factors, but not necessarily all factors, that could influence such results.

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